                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

              ---------------------------------------------------
              OMB APPROVAL
              ---------------------------------------------------
              OMB NUMBER  3235-0287
              EXPIRES:  FEBRUARY 1, 2001
              ESTIMATED AVERAGE BURDEN
              HOURS PER RESPONSE.... 0.5
              ---------------------------------------------------

    FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934,
       SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR
               SECTION 30(1) OF THE INVESTMENT COMPANY ACT OF 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person

   Mandell                          Steven
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                                  P.O. Box 85
--------------------------------------------------------------------------------
                                    (Street)

 New Vernon                       New Jersey             07976
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Party City Corporation      Symbol: PCTY

________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     4/02

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

================================================================================
           TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                              6.
                                                               4.                              5.             Owner-
                                                               Securities Acquired (A) or      Amount of      ship
                                                  3.           Disposed of (D)                 Securities     Form:      7.
                                                  Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct     Nature of
                                    2.            Code         ------------------------------- Owned at End   (D) or     Indirect
1.                                  Transaction   (Instr. 8)                   (A)             of Month       Indirect   Beneficial
Title of Security                   Date (Month/  ------------     Amount      or     Price    (Instr. 3      (I)        Ownership
(Instr. 3)                          Day/Year)      Code     V                  (D)             and 4)         (Instr.4)  (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                                                    $15.1998
COMMON STOCK                        4/10/02         S              36,200       D   per share  1,474,378*+        D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                        4/12/02         S              11,700       D   $15        1,474,378*+        D
                                                                                    per share
------------------------------------------------------------------------------------------------------------------------------------
                                                                                    $15
COMMON STOCK                        4/17/02         S               5,000       D   per share  1,474,378*+        D
------------------------------------------------------------------------------------------------------------------------------------
                                                                                    $15.2853
COMMON STOCK                        4/18/02         S              36,300       D   per share  1,474,378*+        D
------------------------------------------------------------------------------------------------------------------------------------
                                                                                    $15.30
COMMON STOCK                        4/19/02         S               6,800       D   per share  1,474,378*+        D
------------------------------------------------------------------------------------------------------------------------------------
                                                                                    $15.75
COMMON STOCK                        4/26/02         S               3,500       D   per share  1,474,378*+        I       By Mandell
                                                                                                                            Family
                                                                                                                           Limited
                                                                                                                         Partnership
====================================================================================================================================

Reminder: Report on a separate line for each class of securities
beneficially owned directly or indirectly.                                (over)

         (Print or Type Responses)                SFC 1474 (3/91)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

====================================================================================================================================
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

EXPLANATION OF RESPONSES:

+ This amount reflects 700,000 shares remaining unexercised under an option agreement between Steven Mandell and Jack Futterman, dated June 8, 1999. Mr. Futterman exercised a portion of the option for 300,000 shares at $3.00 per share in September, 2001.

* This amount also reflects shares held by the Mandell Family Limited
Partnership.


                             By: /s/ Steven Mandell                May  7 , 2002
                                 --------------------------------      ---
                                 Steven Mandell
                                  SIGNATURE OF REPORTING PERSON


INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF
      SPACED PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.